Exhibit 10

DUCOMMUN INCORPORATED

DIRECTORS’ DEFERRED COMPENSATION AND RETIREMENT PLAN

Adopted: August 17, 1983

Amended and Restated: August 5, 2004

SECTION 1

Purpose

The Ducommun Incorporated Directors’ Deferred Compensation and Retirement Plan (the “Plan”) has been established by Ducommun Incorporated (the “Company”) to attract, retain and compensate as members of its Board of Directors individuals who are not employees of the Company or any of its subsidiaries, but whose business experience and judgment are a valuable asset to the Company and its subsidiaries.

SECTION 2

Directors Covered

As used in the Plan, the term “Director” means any person who: (a) is now a member of the Board of Directors of the Company or is hereafter elected to the Board of Directors of the Company, and (b) is not an employee of the Company or any of its subsidiaries at the time he or she retires from the Board of Directors or elects to defer fees under this Plan.

SECTION 3

Deferred Directors’ Fees

3.1 Each Director may elect to have part or all of the Director’s meeting fees otherwise payable for attendance at regular or special meetings of the Board of Directors or any committee and/or part or all of the annual retainer fee otherwise payable as a Director deferred and paid as hereinafter provided. Such election shall be made by filing a form of election with the Secretary of the Company not later than December 31 of a calendar year and shall be effective with respect to any Directors’ fees earned in all subsequent calendar years; provided, however, that the election may be changed from time to time by filing a new form of election with the Secretary of the Company on or before December 31 of the year prior to the year for which said change is to be effective.

3.2 All deferred Directors’ fees shall be credited to a record keeping account of the Director at the time such deferred Directors’ fees would otherwise have been payable to such Director. Deferred fees, at the election of each Director pursuant to a form of election as provided in Section 3.1, shall either (i) bear interest, compounded annually, from the date amounts are credited thereto to the date of payment at the rate equivalent to the prime bank rate of interest of Bank of America in effect from time to time (the “Interest Account”), or (ii) be converted into units (the “Units”) as provided in Section 3.3 (the “Unit Account”). Deferred fees may not be transferred after deferral between the Interest Account and the Unit Account.

3.3 Deferred Directors’ fees which a Director elects to have converted into Units shall be converted into Units based on the Fair Market Value of the Company’s common stock, and such Units (including any fractional Units) shall be credited to the Director’s account. The conversion and crediting of deferrals shall occur as of the last trading day of the calendar month that such deferred amounts would otherwise have been payable to the Director. The Fair Market Value per Unit shall be the closing price of a share of common stock of the Company (a “Share”) reported on the Consolidated Tape (as such price is reported in The Wall Street Journal) (the “Share Closing Price”). Dividend equivalents earned on the basis of whole Units previously credited to a Director’s account shall be credited to the Director’s account as Units, including fractional Units, on the last trading day of the month following the date any such dividend has been declared to be payable on Shares. Dividend equivalents shall be computed by multiplying the dividend paid per Share during the period Units are credited to a Director’s account times the number of whole Units so credited, but Units shall earn such dividend equivalents only as, if and when dividends are declared and paid on Shares.

SECTION 4

Fees After Retirement

4.1 In addition to any deferred Directors’ fees, a Director who qualifies as set forth below shall be entitled to receive either (a) the annual retainer fee in effect at the time of his or her retirement, or (b) the annual retainer fee paid to the Directors still in office, from time to time, whichever is higher, to be paid to him or her during his or her life but not for a term that exceeds the length of his or her membership on the Board of Directors. To qualify, a Director must (i) not be an employee of the Company at the time of his or her retirement from the Board of Directors; (ii) must have served on the Board of Directors for at least five (5) years prior to retirement, and (iii) must retire from the Board of Directors after reaching age 65. The fees after retirement shall be paid to the retired Director periodically at the same time annual retainer fees are paid to Directors still in office.

4.2 The accrual of additional benefits pursuant to Section 4.1 is suspended effective May 7, 1997. Any Director who qualifies for fees after retirement pursuant to Section 4.1 shall be paid such fees for a term that does not exceed the length of his or her membership on the Board of Directors as of May 7, 1997.

SECTION 5

Payment of Deferred Directors’ Fees

5.1 Subject to the provisions of Sections 5.2 and 5.3, a Director’s deferred fees shall be paid in a lump sum on the first day of the calendar month immediately following the earlier of the Director’s death, retirement or resignation from the Board of Directors.

5.2 The Board of Directors may, in its sole discretion, with respect to a Director’s deferred fees credited to an Interest Account, upon the prior written request of a Director, pay such Director’s deferred fees (i) in installments following the Director’s retirement or resignation from the Board of Directors, or (ii) in installments or in a lump sum prior to the Director’s retirement or resignation from the Board of Directors. If the death of a Director occurs after termination of service as a Director, the payment of a Director’s deferred fees shall be accelerated and paid as a lump sum.

5.3 A Director’s deferred fees which have been credited to an Interest Account shall be paid in cash with interest to the date of payment. A Director’s deferred fees which have been credited to a Unit Account shall be paid in cash in an amount equal to the number of Units (including fractional Units) credited to such Director’s account multiplied by the Share Closing Price on the last trading day immediately preceding the payment date provided in Section 5.1.

SECTION 6

Miscellaneous

6.1 Each Director or former Director entitled to payment of deferred fees hereunder, from time to time may name any person or persons (who may be named contingently or successively) to whom any deferred Directors’ fees earned and payable to the Director are to be paid in case of the Director’s death before receiving any or all of such deferred fees. Each designation will revoke all prior designations by the same Director or former Director, shall be in a form prescribed by the Company, and will be effective only when filed by the Director or former Director in writing with the Secretary of the Company during the Director’s lifetime. If a deceased Director or former Director shall have failed to name a beneficiary in the manner provided above, or if the beneficiary named by a deceased Director or former Director dies before the Director or former Director’s deferred Directors’ fees have been paid, the Company may pay any remaining portion in a single sum to the legal representative or representatives of the estate of the last to die of the Director or former Director and the last surviving beneficiary of the Director or former Director. If there is no such legal representative, the Company in its discretion, may direct payment in a single sum of any remaining portion to any one or more or all of the next of kin (including the surviving spouse) of the Director or former Director, and in such proportions as the Company determines. The person or persons to whom any deceased Director’s or former Director’s deferred fees are payable under this paragraph is referred to as the “beneficiary.”

6.2 Establishment of the Plan and coverage thereunder of any person shall not be construed to confer any right on the part of such person to be nominated for reelection to the Board of Directors of the Company, or to be reelected to the Board of Directors.

6.3 Payment of deferred Directors’ fees and fees after retirement will be made only to the person entitled thereto in accordance with the terms of the Plan, and deferred Directors’ fees and fees after retirement are not in any way subject to the debts or other obligations of persons entitled thereto, and may not be voluntarily or involuntarily sold, transferred or assigned. When a person entitled to a payment under the Plan is under legal disability or legal incapacity, the Company may direct that payment be made to such person’s legal representative, or to a relative or friend of such person for such person’s benefit. Any payment made in accordance with the preceding sentence shall be in complete discharge of the Company’s obligation to make such payment under the Plan.

6.4 Any action required or permitted to be taken by the Company under the terms of the Plan shall be by affirmative vote of a majority of the members of the Board of Directors then in office.

6.5 The Secretary of the Company may establish such procedures under the Plan as necessary in the opinion of legal counsel for the Company to assure compliance with all applicable legal requirements.

SECTION 7

Amendment and Discontinuance

7.1 While the Company expects to continue the Plan, it must necessarily reserve, and does hereby reserve, the right to amend or discontinue the Plan at any time; provided, however, that any amendment or discontinuance of the Plan shall be prospective in operation only, and shall not affect the payment of any deferred Directors’ fees theretofore earned by any Director, or the conditions under which any such fees are to be paid or forfeited under the Plan, or the right of a then retired Director to receive fees after retirement, unless the Director affected shall expressly consent thereto.

7.2 This Plan shall be applicable to any Directors’ fees payable after January 1, 1984, that a Director elects to defer.

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